Exhibit (a)(1)(xv)

IT’S TIME TO

TAKE STOCK STOCK OPTION EXCHANGE PROGRAM

This is a special, one-time opportunity to exchange your eligible “underwater” stock options, in most cases, for restricted stock units.

LEARN about the program.

EVALUATE your options.

CHOOSE whether to participate in this voluntary program.

AUGUST 10 – SEPTEMBER 11, 2009

It’s a great opportunity to Take Stock and realize the value of your equity in eBay. Visit www.eBayStockOptionExchange.com to LEARN, EVALUATE and CHOOSE.

ebaY